SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2011

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

7322 Manatee Avenue West, #299

Bradenton, Florida 34209

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

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Section 8 - Other Events

Item 8.01 - Other Events

Silver Falcon Mining, Inc. (the "Company") issued a press release, dated June 13, 2011, entitled-"Silver Falcon Mining, Inc.'s (SFMI) CEO Releases Milling Assays and Updates its $7.2 M Funding Arrangement. "

The press release is in its entirety below:

SILVER FALCON MINING, INC’s. (SFMI) CEO Releases Milling Assays and Updates its $7.2M Funding Arrangement

Bradenton, Florida- June 13, 2011 - Silver Falcon Mining, Inc. (OTCBB; SFMI) is very pleased to report on four random assays on the material mill feed at its Murphy, Idaho, 100% owned Diamond Creek Mill facility.  The assay reports on the tables below.

The  Company, also reports on the filing of its Form S-1, finalizing the initial steps of its $7.2 million equity agreement with Centurion Private Equity, LLC.

Table #1-Throughput Feed

Four Random Assays of Tailings Fed (FEED) to the Mill on the Listed Dates

Sample Size (g)	Test Weight	%AU	%AG	AU/grams per ton	AG/grams per ton	Total Troy ounces	Date
29.16	.68	2%	98%	.42296	20.72504	.68	5/2/11
29.16	.99	1%	99%	.30789	30.48111	.99	5/10/11
29.16	.42	20%	80%	2.6124	10.4496	.42	5/17/11
29.16	.9	6%	94%	1.6794	26.3106	.9	5/23/11

NOTE: Gold and Silver grades (Au and AG) are expressed both as a percentage and in grams. Samples are collected at set times during the day and night shifts. As can be seen above, quantities of precious metals vary greatly from day to day as can be expected in tailings that were dumped haphazardly more than a century ago.

Table #2-Concentration Outputs*

Four Random Assays of CONCENTRATE from the Mill on the Listed Dates

Sample Size (g)	%AU	%AG	AU/grams per ton	AG/grams per ton	Total Troy ounces	Date
29.16	68%	32%	107.8548	50.7552	5.1	5/2/11
29.16	25%	75%	108.85	326.55	14	5/10/11
29.16	23%	77%	71.53	239.47	10	5/17/11
29.16	29%	71%	261.551	640.349	29	5/23/11

NOTE: It should be noted that the sampling above represent ONLY a spot check of the concentrate accumulated daily. Only upon smelting of this material will the quantities of BULLION DORE produced, provide accurate contents of Gold and Silver.

*Since our  closed circuit milling process keeps material in circulation in the mill until the concentrator removes the precious metals and sends them to the concentrate tank,we cannot precisely gauge the amount of Gold and Silver as separate items until the concentrate reaches the smelting process.

CEO’s Statement

“Every time I look at the performance of the market and look back at the assays coming out of our onsite laboratory, I am nonplussed at the market reaction to what is, in my opinion, an unqualified success, given the fact that we are processing 100 year old tailings from which Gold and Silver had already been extracted. Comparing ore extraction methods at that time, to that of today's standard, they were less than 60% efficient.  It is a testament to both the exceptional quality of original ore content of precious metals and our employees’ ability to extract the amount of gold and silver left in those tailings; this should be even more apparent as we move towards production of precious metal  from the ore contained in the underground veins,” said Pierre Quilliam, CEO of SFMI.

He further states,”The mill circuit, as configured, will allow SFMI to create capital from the sale of ore, as well as ready the whole production line to handle prime ore from the underground veins of the War Eagle Mountain property. Our near-term efforts include augmenting our production capacity to produce more gold and silver from the old tailings atop War Eagle Mountain and our long term efforts in the identification, exploration, development, and extraction of the ore bodies remaining inside the mountain.”

Exploration and Development QA/QC Protocols

Silver Falcon’s exploration and development program is supervised by the Company’s President, Mr. Roger Scammell, P. Geo. Exploration will be conducted under strict quality assurance and quality controls (QA/QC) protocols, including mineralized standards. Half of all sampled core will be retained for future reference at the Company’s core shack, and analyses will be performed by the Company’s on-site laboratory and by an Independent laboratory, to be named at the beginning of core drilling operations.

Funding Arrangement

On March 11, 2011 the Company announced it secured a $7.2 million equity purchasefunding Commitment from Centurion Private Equity, LLC, an Affiliate of Institutional Investor Roswell Capital Partners. SFMI filed, on June 3, 2011 an S-1 registration with the United States Securities and Exchange Commission regarding this equity agreement with Centurion Private Equity, LLC.

Mr. Paul Gorski, Senior Investment Officer at Roswell Capital, said, "I am very excited at the progress made by Silver Falcon Mining (SFMI) and we are standing by to provide them with the necessary capital and support for them to achieve their full potential, now and in coming years."

About Silver Falcon Mining, Inc.

SFMI has mineral rights to approximately 2,000 acres on War Eagle Mountain in southern Idaho; its Diamond Creek Mill is situated at the foot of War Eagle Mountain and is serviced by 6.2 miles of paved roads from State Highway 78. It maintains year round access to the Sinker Tunnel which will facilitate underground mining of the rich veins which crisscrossing the mountain. The Company hires and has access to a mining oriented local workforce.

On behalf of the Board of Directors of Silver Falcon Mining, Inc.:
Pierre Quilliam, Chief Executive Officer

SFMI cautions that the statements made in this press release constitute forward-looking statements, and makes no guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: June 14, 2011	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer

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